                                                           EXHIBIT 12.1

                             DISCOVERY ZONE, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES:
                    (Dollars in thousands, except ratios)



                                       -------------------------------------------------------
                                        Seven Months          Two Months         Nine Months
                                       Ended July 31,       Ended September    Ended September
                                            1997               30, 1997            30, 1996
                                       --------------       ---------------    ---------------

Income (loss) before taxes on
   income:                             $      (29,909)    $        (9,746)    $       (58,365)
Adjustments:
   Fixed charges:                               3,957               2,468               4,978
                                       --------------     ---------------     ---------------
Earnings before taxes and fixed
   charges as adjusted                 $      (25,952)    $        (7,277)    $       (53,387)
                                       ==============     ===============     ===============
Fixed charges:
   Interest incurrred                  $        3,957     $         2,468     $         4,978
   Portion of rent expense which
     represents interest factor                --                  --                  --
                                       --------------     ---------------     ---------------
Total fixed charges                    $        3,957     $         2,468     $         4,978
                                       ==============     ===============     ===============
Ratio of earnings to fixed charges             --    (a)           --                  --    (a)
                                       ==============     ===============     ===============
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
                                                        YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------------
                                           1994                1995                  1996
                                       --------------    ---------------        ---------------
Income (loss) before taxes on
   income:                             $      (23,124)   $       (83,834)      $      (445,245)
Adjustments:
   Fixed charges                                5,137              6,277                12,226
                                       --------------    ---------------       ---------------
Earnings before taxes and fixed
   charges as adjusted                 $      (17,987)   $       (77,557)      $      (443,019)
                                       ==============    ===============       ===============
Fixed charges:
   Interest incurred                   $        5,137    $         6,277       $        12,226
   Portion of rent expense which
     represents interest factor                --                 --                    --
                                       --------------    ---------------       ---------------
Total fixed charges
                                       $        5,137    $         6,277       $        12,226
                                       ==============    ===============       ===============
Ratio of earnings to fixed charges             --    x            --                    --    x
                                       ==============    ===============       ===============

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